EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Camco Financial Corporation 2010 Equity Incentive Plan of our reports dated March 29, 2010, with respect to the consolidated financial statements of Camco Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, Camco Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Camco Financial Corporation, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC
PLANTE & MORAN, PLLC

Columbus, Ohio
July 27, 2010